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                                                                    EXHIBIT 99.1

                         (HEALTHCARE REALTY TRUST LOGO)



                                  NEWS RELEASE
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Contact:      Timothy G. Wallace, Executive Vice President and
              Chief Financial Officer (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                        FOURTH QUARTER DIVIDEND INCREASE

           COMPANY REPORTS PREFERRED STOCK DIVIDEND AND THIRTY-FOURTH
                      CONSECUTIVE COMMON DIVIDEND INCREASE

         NASHVILLE, Tennessee, January 22, 2002 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its thirty-fourth consecutive common stock dividend increase for the quarter ended December 31, 2001. This dividend, in the amount of $0.590 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended September 30, 2001. The dividend is payable on March 6, 2002 to shareholders of record on February 15, 2002. At this rate, quarterly dividends approximate an annualized dividend payment of $2.36 per share.

         Healthcare Realty Trust also announced a cash dividend of $0.55469 per share for its 8 7/8% Series A Cumulative Preferred Stock. The dividend is payable on February 28, 2002 to shareholders of record on February 15, 2002.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 29 states nationwide, and operated pursuant to contractual arrangements with 64 healthcare providers. The Company has investments of approximately $1.6 billion in 250 real estate properties or mortgages, totaling almost twelve million square feet. The Company provides property management or asset management services to approximately seven million square feet nationwide.



     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended December 31, 2000. Forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.



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